Exhibit 99.1

FOR IMMEDIATE RELEASE
October 25, 2004

Liberty Media International To Acquire Indirect Ownership Interest in
Belgian Cable Operator Telenet

ENGLEWOOD, Colorado — Liberty Media International, Inc. (Nasdaq: LBTYA, LBTYB) (LMI) announced today that it has agreed to purchase preferred and common equity in a subsidiary of Cable Partners Europe (CPE), Callahan Associates Holdings Belgium (CAHB). CPE will use a majority of the proceeds to repay CPE Notes held by LMI. The net additional cash investment by LMI is approximately $23 million. As a result of the transaction, LMI will be the control shareholder of CAHB which will hold an approximate 14% indirect interest in Telenet. Telenet is the largest cable operator in Belgium with 2.5 million RGUs located primarily in the Dutch speaking Flanders region of Belgium. The transaction is expected to close before the end of the year.

CAHB holds its interest in Telenet through a holding company that controls approximately 21% of the voting power associated with the issued and outstanding shares of Telenet. Other shareholders of the holding company include Evercore Capital Partners, CDP Capital Communications Belgique and ML Private Equity Associates.

John C. Malone, Chairman, President and Chief Executive Officer of LMI stated, “Telenet’s management and shareholders have built a well run cable operation that is successfully delivering video, data and voice services throughout the Flanders region in Belgium. We are very pleased we were able to constructively restructure CPE so that we can work together with the management team and other shareholders in support of the continued success and growth of the business.”

Lehman Brothers and Merrill Lynch & Co. served as advisors to LMI in this transaction.

Liberty Media International, Inc. (NASDAQ: LBTYA, LBTYB) owns interests in broadband distribution and content companies operating outside the U.S., principally in Europe, Asia, and Latin America. Through its subsidiaries and affiliates, LMI is the largest cable television operator outside the United States in terms of video subscribers. LMI’s businesses include UnitedGlobalCom, Inc., Jupiter Telecommunications Co., Ltd., Jupiter Programming Co., Ltd., Liberty Cablevision of Puerto Rico, Inc. and Pramer S.C.A.

The transaction is subject to negotiation of definitive agreements and customary closing conditions, including third party consents and approvals.

Contact:
Mike Erickson
800-783-7676